Exhibit 23.4

CONSENT OF INDEPENDENT AUDITOR

SemGroup Corporation

Tulsa, Oklahoma

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 24, 2017, relating to the 2016 financial statements of White Cliffs Pipeline, L.L.C., which appears in SemGroup Corporation’s Annual Report on Form 10-K for the year ended December 31, 2018.

/s/ BDO USA, LLP

Dallas, Texas

May 15, 2019